Exhibit 21.1

Subsidiaries of the Registrant

CACI, INC. – FEDERAL, a Delaware corporation

CACI, LLC – COMMERCIAL, a Delaware limited liability company

CACI NSS, LLC, a Delaware limited liability company

CACI N.V., a Netherlands corporation

CACI Technologies, LLC, a Virginia limited liability company (also does business as “CACI Productions Group”)

CACI Dynamic Systems, LLC, a Virginia limited liability company

CACI Premier Technology, LLC, a Delaware limited liability company

CACI Enterprise Solutions, LLC, a Delaware limited liability company

CACI-ISS, LLC, a Delaware limited liability company

CACI Technology Insights, LLC, a Virginia limited liability company

CACI-CMS Information Systems, LLC, a Virginia limited liability company

CACI-WGI, LLC, a Delaware limited liability company (also does business as “The Wexford Group International”)

CACI-Athena, LLC, a Delaware limited liability company

Six3 Systems, LLC, a Delaware limited liability company